As filed with the Securities and Exchange Commission on April 27, 2026

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

AVISTA CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	91-0462470
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue

Spokane, Washington

99202

(509) 489-0500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

AVISTA CORPORATION

LONG-TERM INCENTIVE PLAN

(Full Title of Plan)

GREGORY C. HESLER Senior Vice President, General Counsel, Corporate Secretary and Chief Ethics/Compliance Officer Avista Corporation 1411 East Mission Avenue Spokane, Washington 99202 (509) 489-0500	J. ANTHONY TERRELL TROY L. HARDER Bracewell LLP 31 West 52nd Street New York, New York 10019 (212) 508-6100

(Name and address, including zip code, and telephone number, including area code, of agents for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

This Registration Statement is being filed to register 1,580,000 additional shares of common stock, no par value (“Common Stock”), of Avista Corporation, that may be delivered pursuant to the Avista Corporation Long-term Incentive Plan (the “Plan”). On June 13, 2016, the Registrant filed Registration Statement No. 333-208986 (the “Prior Registration Statement”) covering a total of 2,893,536 shares of Common Stock for delivery under the Plan, of which 1,076,694 shares remain undelivered, resulting in a total of 2,656,694 shares currently registered for delivery under the Plan. In accordance with General Instruction E of Form S-8, the filing fee required by the Securities Act of 1933 (the “Securities Act”) and Rule 457 thereunder is being paid only with respect to the additional 1,580,000 shares registered by this Registration Statement. The documents that, taken together, constitute the prospectus that meets the requirements of Section 10(a) of the Securities Act for the purposes of this Registration Statement will be used as a combined prospectus under this Registration Statement and the Prior Registration statement pursuant to Rule 429 under the Securities Act.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by this Part I is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

A. Documents Incorporated by Reference

Avista Corporation (“Avista”, the “Company” or the “Registrant”) is incorporating by reference into this registration statement, as of the date hereof and as of any subsequent date:

•	Avista’s most recent Annual Report on Form 10-K filed with the Securities Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•

all other documents filed by Avista with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by Avista’s most recent Annual Report and prior to the termination of the offering; and

•	the description of Avista’s Common Stock filed as an exhibit to Avista’s most recent Annual Report on Form 10-K;

and all of those documents are deemed to be a part of this registration statement from the date of filing such documents; it being understood that documents that are “furnished” but not “filed”, in accordance with SEC rules, will not be deemed to be incorporated by reference. The documents incorporated into this registration statement by reference are called the “Incorporated Documents”. Any statement contained in an Incorporated Document may be modified or superseded by a statement in any subsequently filed Incorporated Document. The Incorporated Documents as of the date of this registration statement are:

•	Annual Report on Form 10-K for the year ended December 31, 2025;

•	Current Report on Form 8-K filed on January 16, 2026; and

•	The description of Avista’s Common Stock filed as Exhibit 4.79 to Avista’s Annual Report on Form 10-K for the year ended December 31, 2025.

Item 4. Description of Securities.

Not applicable. See Item 3.

Item 5. Interests of Named Experts and Counsel.

A. Interests of Named Experts

The financial statements of Avista Corporation incorporated by reference in this registration statement, and the effectiveness of Avista Corporation’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

B. Interests of Named Counsel

The legality of the shares of Common Stock registered by this Registration Statement to be issued under the Plan was passed upon for Avista by Gregory C. Hesler, Esq., a Senior Vice President, and the General Counsel, and Corporate Secretary and Chief Ethics/Compliance Officer of Avista, and by Bracewell LLP, counsel to Avista. In giving its opinion, Bracewell LLP relied upon the opinion of Gregory C. Hesler, Esq. as to matters of Washington law.

Interests in the Registrant of Gregory C. Hesler, Esq. are disclosed in the Registrant’s proxy statement filed under Section 14 of the Exchange Act and incorporated herein by reference.

Item 6. Indemnification of Directors and Officers.

Article Seventh of Avista’s Restated Articles of Incorporation (the “Articles”) provides, in part, as follows:

“The Corporation shall, to the full extent permitted by applicable law, as from time to time in effect, indemnify any person made a party to, or otherwise involved in, any proceeding by reason of the fact that he or she is or was a Director of the Corporation against judgments, penalties, fines, settlements and reasonable expenses actually incurred by a him or her in connection with any such proceeding. The Corporation shall pay any reasonable expenses incurred by a Director in connection with any such proceeding in advance of the final determination thereof upon receipt from such Director of such undertakings for repayment as may be required by applicable law and a written affirmation by such Director that he or she has met the standard of conduct necessary for indemnification, but without any prior determination, which would otherwise be required by Washington law, that such standard of conduct has been met. The Corporation may enter into agreements with each Director obligating the Corporation to make such indemnification and advances of expenses as are contemplated herein. Notwithstanding the foregoing, the Corporation shall not make any indemnification or advance which is prohibited by applicable law. The rights to indemnity and advancement of expenses granted herein shall continue as to any person who has ceased to be a Director and shall inure to the benefit of the heirs, executors and administrators of such a person.”

Avista has entered into indemnification agreements with each director as contemplated in Article Seventh of the Articles.

Reference is made to Revised Code of Washington 23B.08.510, which sets forth the extent to which indemnification is permitted under the laws of the State of Washington.

Article IX of Avista’s Bylaws contains an indemnification provision similar to that contained in the Articles and, in addition, provides in part as follows:

“Section 2. Liability Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the laws of the State of Washington.”

Insurance is maintained on a regular basis (and not specifically in connection with this offering) against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on the part of the Registrant out of its foregoing indemnification provisions, subject to certain exclusions and to the policy limits.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description

4.1	Restated Articles of Incorporation of Avista Corporation as amended June 6, 2012 (incorporated herein by reference to Exhibit 3.1 to the Registrants Form 10-Q for the quarter ended June 30, 2012, filed with the Commission on August 07, 2012).

4.2	Bylaws of Avista Corporation, as amended effective August 17, 2016 (incorporated by reference to Exhibit 3.2 to the Registrants Form 8-K filed with the Commission on August 17, 2016).

*5.1	Opinion and Consent of Gregory C. Hesler, Esq.

*5.2	Opinion and Consent of Bracewell LLP.

23.1	Consent of Gregory C. Hesler, Esq. (contained in Exhibit 5.1).

23.2	Consent of Bracewell LLP (contained in Exhibit 5.2.)

*23.3	Consent of Deloitte & Touche LLP.

24	Power of Attorney (contained on Page II-6).

99	Avista Corporation Long-Term Incentive Plan, as amended (incorporated herein by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A of Avista Corporation filed with the Commission on March 26, 2025)

*107	Filing Fees

*	Filed herewith.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable; and that in the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

Each director and/or officer of the Registrant whose signature appears below hereby appoints each of Heather L. Rosentrater, Kevin J. Christie and each Agent for Service named in this registration statement, severally, as his or her attorney-in-fact to sign in his or her name and behalf, in any and all capacities indicated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on behalf of the Registrant by the undersigned, thereunto duly authorized, in the City of Spokane and State of Washington on the 27th day of April, 2026.

AVISTA CORPORATION

By:	/s/ Kevin J. Christie
Kevin J. Christie Senior Vice President, Chief Financial Officer, Treasurer and Regulatory Affairs Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities with respect to the Registrant and on the date indicated.

Signature	Title	Date

/s/ Heather L. Rosentrater Heather L. Rosentrater President and Chief Executive Officer	Principal Executive Officer and Director	April 27, 2026

/s/ Kevin J. Christie Kevin J. Christie Senior Vice President, Chief Financial Officer, Treasurer and Regulatory Affairs Officer	Principal Financial Officer	April 27, 2026

/s/ Ryan L. Krasselt Ryan L. Krasselt Vice President, Controller and Principal Accounting Officer	Principal Accounting Officer	April 27, 2026

/s/ Scott L. Morris Scott L. Morris	Chairman of the Board	April 27, 2026

/s/ Julie A. Bentz Julie A. Bentz	Director	April 27, 2026

/s/ Donald C. Burke Donald C. Burke	Director	April 27, 2026

/s/ Kevin B. Jacobsen Kevin B. Jacobsen	Director	April 27, 2026

/s/ Rebecca A. Klein Rebecca A. Klein	Director	April 27, 2026

/s/ Sena M. Kwawu Sena M. Kwawu	Director	April 27, 2026

/s/ Scott H. Maw Scott H. Maw	Director	April 27, 2026

/s/ Jeffry L. Phillips Jeffry L. Phillips	Director	April 27, 2026

/s/ Heidi B. Stanley Heidi B. Stanley	Director	April 27, 2026

/s/ Janet D. Widmann Janet D. Widmann	Director	April 27, 2026